Exhibit 2.1
FORM OF
MASTER SEPARATION AGREEMENT
between
PRIDE INTERNATIONAL, INC.,
and
SEAHAWK DRILLING, INC.
dated as of
[___], 2009

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II SEPARATION AND RELATED TRANSACTIONS
2.1 The Separation
2.2 Rights Plan, Charter and Bylaws
2.3 Intellectual Property
2.4 Instruments of Transfer and Assumption
2.5 No Representations or Warranties
2.6 Agreements
2.7 Transfers Not Effected Prior to the Distribution Date

ARTICLE III MUTUAL RELEASES; INDEMNIFICATION
3.1 Release of Pre-Closing Claims
3.2 Termination of Intercompany Agreements
3.3 Indemnification by Seahawk
3.4 Indemnification by Pride
3.5 Indemnification Obligations Net of Insurance Proceeds
3.6 Indemnification Obligations Net of Taxes
3.7 Procedures for Indemnification of Third Party Claims
3.8 Direct Claims; Additional Matters
3.9 Contribution
3.10 Remedies Cumulative
3.11 Survival of Indemnities

ARTICLE IV THE DISTRIBUTION
4.1 Delivery to Distribution Agent
4.2 Mechanics of the Distribution
4.3 Conditions Precedent to Consummation of the Separation and the Distribution

ARTICLE V ARBITRATION; DISPUTE RESOLUTION
5.1 General
5.2 Negotiation
5.3 Demand for Arbitration
5.4 Arbitrators
5.5 Hearings
5.6 Discovery and Certain Other Matters
5.7 Certain Additional Matters
5.8 Continuity of Service and Performance
5.9 Law Governing Arbitration Procedures

ARTICLE VI COVENANTS AND OTHER MATTERS
6.1 Other Agreements
6.2 Further Instruments
6.3 Provision of Books and Records
6.4 Agreement For Exchange of Information
6.5 Preservation of Legal Privileges

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6.6 Payment of Expenses
6.7 Surety Instruments
6.8 Guarantee Obligations
6.9 Certain Non-Competition Provisions
6.10 Nonsolicitation of Employees
6.11 Confidentiality
6.12 Insurance
6.13 Pride Wyoming
6.14 Pride Tennessee and Pride Wisconsin

ARTICLE VII MISCELLANEOUS
7.1 Limitation of Liability
7.2 Entire Agreement
7.3 Governing Law
7.4 Termination
7.5 Notices
7.6 Counterparts
7.7 Binding Effect; Assignment
7.8 No Third Party Beneficiaries
7.9 Severability
7.10 Failure or Indulgence Not Waiver; Remedies Cumulative
7.11 Amendment
7.12 Authority
7.13 Construction
7.14 Interpretation
7.15 Conflicting Agreements

SCHEDULES

Schedule 1.29 Certain Excluded Assets
Schedule 1.83 Seahawk Group
Schedule 1.86 Seahawk Intellectual Property
Schedule 1.92 Intercompany Accounts, Related Liabilities and Other Matters
Schedule 2.2(a) Restated Certificate of Incorporation
Schedule 2.2(b) Bylaws
Schedule 6.7 Fees for Letters of Credit
Schedule 6.8(a) Fees for Pride Guarantees
Schedule 6.8(b) Fees for Seahawk Guarantees

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MASTER SEPARATION AGREEMENT
          This MASTER SEPARATION AGREEMENT (this “Agreement”) is entered into as of [___], 2009, between Pride International, Inc., a Delaware corporation (“Pride”) and Seahawk Drilling, Inc., a Delaware corporation (“Seahawk”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.
RECITALS
          WHEREAS, Seahawk is a wholly owned Subsidiary of Pride;
          WHEREAS, the Board of Directors of Pride has determined that it would be appropriate and desirable for Pride to separate the Seahawk Business from the Pride Business;
          WHEREAS, in furtherance thereof, the Board of Directors of Pride has determined that, following the Separation, it would be appropriate and desirable for Pride to distribute (the “Distribution”) on a pro rata basis to the holders of outstanding shares of common stock, par value $.01 per share, of Pride (“Pride Common Stock”) all of the outstanding shares of common stock, par value $.01 per share, of Seahawk (“Seahawk Common Stock”) owned by Pride as of the Distribution Date;
          WHEREAS, for U.S. federal income tax purposes, (i) certain transactions to be effected in connection with the Separation are intended to qualify as reorganizations under Sections 355 and/or 368 or as liquidations under Section 332(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), respectively, and (ii) the Distribution is intended to qualify as a transaction under Section 355 of the Code; and
          WHEREAS, the parties intend in this Agreement, including the Schedules hereto, to set forth the principal arrangements between them regarding the Separation and the Distribution.
          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 AAA. “AAA” has the meaning set forth in Section 5.3(a).
     1.2 AAA Rules. “AAA Rules” has the meaning set forth in Section 5.3(a).
     1.3 Acquired Restricted Rigs. “Acquired Restricted Rigs” has the meaning set forth in Section 6.9(a).
     1.4 Action. “Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.
     1.5 Affiliates. An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For this purpose “control” means

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the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise.
     1.6 Agreement. “Agreement” has the meaning set forth in the preamble.
     1.7 Ancillary Agreements. “Ancillary Agreements” has the meaning set forth in Section 2.6.
     1.8 Applicable Deadline. “Applicable Deadline” has the meaning set forth in Section 5.3(b).
     1.9 Appropriate Member of the Pride Group. “Appropriate Member of the Pride Group” has the meaning set forth in Section 3.4.
     1.10 Appropriate Member of the Seahawk Group. “Appropriate Member of the Seahawk Group” has the meaning set forth in Section 3.3.
     1.11 Arbitration Act. “Arbitration Act” means the United States Arbitration Act, 9 U.S.C. 1-16, as the same may be amended from time to time.
     1.12 Arbitration Demand Notice. “Arbitration Demand Notice” has the meaning set forth in Section 5.3(a).
     1.13 Asset. “Asset” means all rights, properties or assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
     1.14 Business Day. “Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas are authorized or obligated by law or executive order to close.
     1.15 Code. “Code” has the meaning set forth in the recitals.
     1.16 Confidential Information. “Confidential Information” has the meaning set forth in Section 6.11(a).
     1.17 Consent. “Consent” means any consents, waivers or approvals from, or notification requirements to, any third parties, including any notices or reports to be submitted to, filings to be made with, or consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.
     1.18 Contract. “Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

     1.19 Covered Matter. “Covered Matter” has the meaning set forth in Section 6.12(i).
     1.20 Dispute. “Dispute” has the meaning set forth in Section 5.1.
     1.21 Distribution. “Distribution” has the meaning set forth in the recitals.
     1.22 Distribution Agent. “Distribution Agent” has the meaning set forth in Section 4.1.
     1.23 Distribution Date. “Distribution Date” means the date on which the Distribution Time occurs.
     1.24 Distribution Multiple. “Distribution Multiple” means [___], the number determined by the Pride Board of Directors in its sole discretion at the time of its approval of the Distribution as the number of shares of Seahawk Common Stock to be distributed in respect of each share of Pride Common Stock, which number will be multiplied by the number of shares of Pride Common Stock outstanding on the Record Date to determine the number of shares of Seahawk Common Stock to be issued and outstanding immediately before the Distribution Time.
     1.25 Distribution Time. “Distribution Time” means the time at which the Distribution is effective.
     1.26 Employee Matters Agreement. “Employee Matters Agreement” means the Employee Matters Agreement dated the date hereof between Pride and Seahawk.
     1.27 Escalation Notice. “Escalation Notice” has the meaning set forth in Section 5.2(a).
     1.28 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.29 Excluded Assets. “Excluded Assets” means any Assets that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Assets described in Schedule 1.29 hereto) as Assets to be retained by Pride or any member of the Pride Group, including as determined pursuant to Schedule 1.92 (which shall include cash and other current assets to the extent provided therein).
     1.30 FCPA Limit. “FCPA Limit” has the meaning set forth in Section 1.87.
     1.31 GAAP. “GAAP” means generally accepted accounting principles in the United States in effect from time to time.
     1.32 Good Faith Judgment. “Good Faith Judgment” shall mean (a) the good faith judgment of the General Counsel of Pride or Seahawk, as the case may be, in office as of the Distribution Date, or (b) the good faith judgment of a successor General Counsel who is appointed by the Chief Executive Officer of Pride or Seahawk in office as of the Distribution Date, as the case may be; provided, however, that if both the individual appointed as General Counsel as of the Distribution Date or his designated successor meeting the requirements of clause (b) is no longer serving in such office, then “Good Faith Judgment” shall mean the good faith judgment of a reasonable person under the same or similar circumstances.
     1.33 Governmental Authority. “Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
     1.34 Group. “Group” means either of the Pride Group or the Seahawk Group, as the context requires.
     1.35 Indebtedness. “Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.
     1.36 Indemnifiable Loss. “Indemnifiable Loss” has the meaning set forth in Section 3.5(a).
     1.37 Indemnifying Party. “Indemnifying Party” has the meaning set forth in Section 3.5(a).
     1.38 Indemnitee. “Indemnitee” has the meaning set forth in Section 3.5(a).
     1.39 Indemnity Payment. “Indemnification Payment” has the meaning set forth in Section 3.5(a).
     1.40 Information. “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
     1.41 Information Statement. “Information Statement” means the information statement and any related documentation to be distributed to holders of Pride Common Stock in connection with the Distribution, including any amendments or supplements thereto.

     1.42 Insurance Proceeds. “Insurance Proceeds” means those monies:
          (a) received by an insured from an insurance carrier;
          (b) paid by an insurance carrier on behalf of the insured; or
          (c) received from any third party in connection with a Loss;
in any such case net of any out-of-pocket costs or expenses incurred in the collection thereof.
     1.43 Intercompany Agreement. “Intercompany Agreement” means any Contract between any entities included within the Seahawk Group, on the one hand, and any entities within the Pride Group, on the other hand, entered into prior to the Distribution Date, excluding any Contract to which a Person other than Pride, Seahawk or one of their Subsidiaries is a party.
     1.44 Law. “Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority.
     1.45 Liabilities. “Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract.
     1.46 Losses. “Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), but excluding (a) consequential and punitive damages (other than consequential or punitive damages awarded to any third party against an Indemnitee for which indemnity is owed hereunder) and (b) any reduction in the value of the shares of Seahawk Common Stock or Pride Common Stock or other Pride securities.
     1.47 NASDAQ. “NASDAQ” means the Nasdaq Stock Market.
     1.48 Omnibus Agreement. “Omnibus Agreement” means the Omnibus Restructuring Agreement dated the date hereof among Pride, Seahawk and certain of their respective Subsidiaries.

     1.49 Opening Balance Sheet. “Opening Balance Sheet” has the meaning set forth in Schedule 1.92.
     1.50 Outstanding Balance. “Outstanding Balance” has the meaning set forth in Section 6.13(a).
     1.51 Person. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     1.52 Pride. “Pride” has the meaning set forth in the preamble.
     1.53 Pride Assets. “Pride Assets” means all Assets of Pride, Seahawk and their respective Subsidiaries other than the Seahawk Assets.
     1.54 Pride Books and Records. “Pride Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and by-laws or comparable constitutive documents, records of share issuances and related corporate records) of the Pride Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they relate to the Pride Business, the Pride Assets, or the Pride Liabilities, excluding the Seahawk Books and Records. Notwithstanding the foregoing, “Pride Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes. For the avoidance of doubt, no Information meeting the definition of “Pride Books and Records” shall be deemed not to be Pride Books and Records because it is provided by any member of the Pride Group to any member of the Seahawk Group after the Distribution Date in connection with the provision of services by any member of the Seahawk Group pursuant to the Pride Transition Services Agreement, or because it is generated, maintained or held in connection with the provision of services by any member of the Seahawk Group pursuant to the Pride Transition Services Agreement after the Distribution Date. Furthermore, Seahawk and Pride each acknowledge and agree that the Pride Books and Records described in the immediately preceding sentence shall belong solely to Pride and shall not be considered Privileged Information of Seahawk.
     1.55 Pride Business. “Pride Business” means any business of Pride and its Subsidiaries other than the Seahawk Business.
     1.56 Pride Change of Control. “Pride Change of Control” shall mean the occurrence of any of the following after the Distribution Date:
     (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of Pride representing 30% or more of the combined voting power of Pride’s then-outstanding securities;
     (ii) during any period of 12 consecutive months, individuals who, as of the Distribution Date, constitute the members of the Pride Board of Directors (the

“Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Pride Board of Directors, provided that any director who was nominated for election by, or was elected with the approval of, at least a majority of the members of the Pride Board of Directors who are at the time Incumbent Directors shall be considered an Incumbent Director;
     (iii) the consummation of any transaction (including any merger, amalgamation or consolidation), the result of which is that less than 50% of the total voting power of the surviving entity is held by the stockholders of Pride prior to such transaction; or
     (iv) Pride shall have sold, transferred or exchanged all, or substantially all, of its assets to another Person.
     1.57 Pride Common Stock. “Pride Common Stock” has the meaning set forth in the recitals.
     1.58 Pride Credit Facility. “Pride Credit Facility” means that certain Revolving Credit Agreement, dated as of December 9, 2008 and as amended and restated from time to time, among Pride, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent for the lenders, Natixis, as syndication agent for the lenders, BNP Paribas, Bayerische Hypo-Und Vereinsbank AG and Wells Fargo Bank, N.A., as documentation agents for the lenders, and Citibank, N.A., as issuing bank of the letters of credit thereunder.
     1.59 Pride Group. “Pride Group” means Pride and its Subsidiaries, other than the Seahawk Group.
     1.60 Pride Guarantees. “Pride Guarantees” has the meaning set forth in Section 6.8(a).
     1.61 Pride Indemnitees. “Pride Indemnitees” has the meaning set forth in Section 3.3.
     1.62 Pride Intellectual Property. “Pride Intellectual Property” means all industrial and intellectual property rights, including the Pride Marks, patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature subsisting anywhere in the world, in each case whether registered or unregistered and including all applications for the registration of the same, owned or used by any member of the Pride Group or Seahawk Group on or prior to the Distribution Date, excluding the Seahawk Intellectual Property.
     1.63 Pride Liabilities. “Pride Liabilities” means all Liabilities of Pride, Seahawk and their respective Subsidiaries, whether arising prior to, on or after the Distribution Date, other than the Seahawk Liabilities.
     1.64 Pride Marks. “Pride Marks” means trade names, registered and unregistered trade marks, service marks, domain names and e-mail addresses including the terms “Pride”,

“Marine Drilling” or any derivatives thereof or any terms of a confusingly similar nature, and all goodwill embodied in the foregoing, excluding the Seahawk Marks.
     1.65 Pride Senior Note Indenture. “Pride Senior Note Indenture” means that certain Indenture, dated as of July, 1, 2004 and as amended and restated from time to time, by and between Pride and JPMorgan Chase Bank, as Trustee.
     1.66 Pride Tennessee and Pride Wisconsin Agreements. “Pride Tennessee and Pride Wisconsin Agreements” means [the Bareboat Agreements and Management Agreements with respect to each of the Pride Tennessee and the Pride Wisconsin dated as of the date hereof between Pride and Seahawk].
     1.67 Pride Transition Services Agreement. “Pride Transition Services Agreement” means the Transition Services Agreement dated the date hereof between Seahawk, as service provider, and Pride, as service recipient.
     1.68 Prime Rate. “Prime Rate” means the fluctuating commercial loan rate announced by Citibank, N.A. from time to time at its New York, NY office as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on the date of determination.
     1.69 Prior Transfer. “Prior Transfer” means (i) a transfer prior to the date of this Agreement of any Seahawk Asset contained in the Pride Group to the Seahawk Group, (ii) an assumption prior to the date of this Agreement by the Seahawk Group of any of the Seahawk Liabilities, (iii) a transfer prior to the date of this Agreement of any Pride Asset contained in the Seahawk Group to the Pride Group, or (iv) an assumption prior to the date of this Agreement by the Pride Group of any of the Pride Liabilities that are contained in the Seahawk Group.
     1.70 Privilege. “Privilege” has the meaning set forth in Section 6.5(a).
     1.71 Privileged Information. “Privileged Information” has the meaning set forth in Section 6.5(a).
     1.72 Property Subleases. “Property Subleases” means the subleases with respect to the Rosharon and San Felipe headquarters properties dated the date hereof among Pride, Seahawk and the other parties specified therein.
     1.73 Record Date. “Record Date” means the close of business on the date to be determined by the Board of Directors of Pride as the record date for determining stockholders of Pride entitled to receive shares of Seahawk Common Stock on the Distribution Date pursuant to Section 4.2.
     1.74 Record Holders. “Record Holders” has the meaning set forth in Section 4.1.
     1.75 Registration Statement. “Registration Statement” means the registration statement on Form 10 of Seahawk with respect to the registration under the Exchange Act of the Seahawk Common Stock, including any amendments or supplements thereto.

     1.76 Restricted Rigs. “Restricted Rigs” has the meaning set forth in Section 6.9(a).
     1.77 Rights Agreement. “Rights Agreement” means a Rights Agreement to be entered into between Seahawk and a rights agent to be determined, substantially in the form filed as an exhibit to the Registration Statement.
     1.78 Seahawk. “Seahawk” has the meaning set forth in the preamble.
     1.79 Seahawk Assets. “Seahawk Assets” means only the following Assets of Pride, Seahawk and their respective Subsidiaries, in each case not including any Excluded Assets:
     (i) the following mat-supported jackup rigs: the Pride Alabama (IMO # 8751796), Pride Alaska (IMO # 8750778), Pride Arizona (IMO # 8751928), Pride Arkansas (IMO # 8751198), Pride California (IMO # 8755649), Pride Colorado (IMO # 8754334), Pride Florida (IMO # 8751942), Pride Georgia (IMO # 8751930), Pride Kansas (IMO # 8755651), Pride Louisiana (IMO # 8756289), Pride Michigan (IMO # 8751837), Pride Mississippi (IMO # 8751071), Pride Missouri (IMO # 8751954), Pride Nebraska (IMO # 8752465), Pride Nevada (IMO # 8752893), Pride New Mexico (IMO # 8750962), Pride Oklahoma (IMO # 8756227), Pride South Carolina (IMO # 8755223), Pride Texas (IMO # 8756215), and Pride Utah (IMO # 8752831);
     (ii) all of the outstanding equity interests of the members of the Seahawk Group (other than the Seahawk Common Stock);
     (iii) all Assets reflected on the Seahawk Pro Forma Balance Sheet or any subledger thereto that are owned by Pride, Seahawk or any of their respective Subsidiaries as of the Distribution Time;
     (iv) all Assets owned by Pride, Seahawk or any of their respective Subsidiaries as of the Distribution Time that were acquired or created after the date of Seahawk Pro Forma Balance Sheet and that are of a nature or type that would have resulted in them being reflected on a pro forma, as adjusted combined balance sheet of Seahawk and the notes or subledgers thereto as of the Distribution Time (were the balance sheet, notes and subledgers to be prepared as of that time) on a basis consistent with the determination of the Assets reflected on the Seahawk Pro Forma Balance Sheet or any subledger thereto, including Assets allocated to Seahawk pursuant to Schedule 1.92;
     (v) the Seahawk Intellectual Property; and
     (vi) except as otherwise provided in this Agreement (including Schedule 1.92) or one or more Ancillary Agreements, all other Assets held by a member of the Pride Group or the Seahawk Group and used primarily in or that primarily relate to the Seahawk Business on or prior to the Distribution Time.

For the avoidance of doubt, if any Assets described in clauses (i), (iii) or (vi) above are disposed of or lost prior to the Distribution Time, neither such Assets nor the net proceeds therefrom shall constitute Seahawk Assets.
     1.80 Seahawk Books and Records. “Seahawk Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and by-laws or comparable constitutive documents, records of share issuances and related corporate records) of any member of the Seahawk Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they primarily relate to the Seahawk Business, the Seahawk Assets or the Seahawk Liabilities, including, without limitation, all such books and records primarily relating to Persons who are employees of the Seahawk Group as of the Distribution Time, the purchase of materials, supplies and services, dealings with customers of the Seahawk Business, and all files relating to any Action the liability with respect to which is a Seahawk Liability, except that no portion of the books and records of the Pride Group containing minutes of meetings of any board of directors of any of them shall be included. Notwithstanding the foregoing, “Seahawk Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes. For the avoidance of doubt, no Information meeting the definition of “Seahawk Books and Records” shall be deemed not to be Seahawk Books and Records because it is provided by any member of the Seahawk Group to any member of the Pride Group after the Distribution Date in connection with the provision of services by any member of the Pride Group pursuant to the Seahawk Transition Services Agreement, or because it is generated, maintained or held in connection with the provision of services by any member of the Pride Group pursuant to the Seahawk Transition Services Agreement after the Distribution Date. Furthermore, Seahawk and Pride each acknowledge and agree that the Seahawk Books and Records described in the immediately preceding sentence shall belong solely to Seahawk and shall not be considered Privileged Information of Pride.
     1.81 Seahawk Business. “Seahawk Business” means the business and operations conducted by the Seahawk Group as of the Distribution Time, as such business and operations are described in the Information Statement.
     1.82 Seahawk Common Stock. “Seahawk Common Stock” has the meaning set forth in the recitals.
     1.83 Seahawk Group. “Seahawk Group” means Seahawk and the Subsidiaries set forth on Schedule 1.83 and each Person that becomes a Subsidiary of Seahawk after the Distribution Date.
     1.84 Seahawk Guarantees. “Seahawk Guarantees” has the meaning set forth in Section 6.8(b).
     1.85 Seahawk Indemnitees. “Seahawk Indemnitees” has the meaning set forth in Section 3.4.

     1.86 Seahawk Intellectual Property. “Seahawk Intellectual Property” means the Seahawk Marks and all industrial and intellectual property rights, including patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature (excluding the Pride Marks) subsisting anywhere in the world, registered or unregistered, [as described on Schedule 1.86, or] to the extent exclusively related to the Seahawk Business or the Seahawk Assets, in each case to the extent owned or used by the Pride Group or the Seahawk Group as of the Distribution Time.
     1.87 Seahawk Liabilities. “Seahawk Liabilities” shall mean (without duplication):
     (i) all Liabilities to the extent relating to, arising out of or resulting from Pride’s, Seahawk’s and their respective Subsidiaries’ operations in the Gulf of Mexico (including the U.S. and Mexico regions of the Gulf of Mexico) and all Liabilities of the entities comprising the Seahawk Group, whether arising prior to, on or after the Distribution Date; other than, in each case, (A) Liabilities arising out of any operations of the Pride Group, whether in the Gulf of Mexico or elsewhere, conducted after the Distribution Time, (B) Liabilities associated with the Pride Tennessee and Pride Wisconsin to the extent relating to, arising out of or resulting from operations after December 31, 2008, and (C) Liabilities associated with the deepwater drilling services management contracts for the Thunderhorse, Mad Dog and Holstein rigs;
     (ii) all Liabilities reflected on the Seahawk Pro Forma Balance Sheet or any subledger thereto that remain outstanding as of the Distribution Time;
     (iii) all other Liabilities that are incurred or accrued by Pride, Seahawk or any of their respective Subsidiaries after the date of the Seahawk Pro Forma Balance Sheet and that remain outstanding as of the Distribution Time that are of a nature or type that would have resulted in the Liabilities being reflected on a pro forma, as adjusted combined balance sheet of Seahawk and the notes or subledgers thereto as of the Distribution Time (were the balance sheet, notes or subledgers to be prepared as of that time) on a basis consistent with the determination of the Liabilities reflected on the Seahawk Pro Forma Balance Sheet or any subledger thereto;
     (iv) all Liabilities delegated or allocated to, or assumed by, Seahawk or any member of the Seahawk Group under this Agreement or any Ancillary Agreement;
     (v) except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, all Liabilities arising out of the Seahawk Assets or the operation of the Seahawk Business, whether prior to, on or after the Distribution Date;
     (vi) all Liabilities relating to, arising out of or resulting from Pride’s operations in the Gulf of Mexico conducted after the Distribution Time to the extent such operations are contemplated by the Seahawk Transition Services

Agreement (except for any Liabilities for which Pride is expressly responsible pursuant to the terms of the Seahawk Transition Services Agreement); and
     (vii) all Liabilities, costs and expenses attributable to, relating to, arising out of or resulting from Pride’s investigation of potential violations of the U.S. Foreign Corrupt Practices Act, including fines, civil or criminal penalties, equitable remedies (including profit disgorgement) and injunctive relief, in each case to the extent related to Pride’s, Seahawk’s and their respective Subsidiaries’ operations in Mexico (other than (A) operations of the Pride Group, whether in Mexico or elsewhere, conducted after the Distribution Time, (B) operations of the Pride Tennessee and Pride Wisconsin after December 31, 2008, and (C) operations associated with the deepwater drilling services management contracts for the Thunderhorse, Mad Dog and Holstein rigs); provided, however, that the maximum amount of fines, civil or criminal penalties or profit disgorgement (including pre-judgment interest) payable to the United States government or any agency thereof with respect to the above-described investigation for which Seahawk shall be liable shall not exceed $1.0 million (the “FCPA Limit”), and in no event shall Seahawk be liable for fees or expenses of third-party advisors (including attorneys, accountants and investigators) retained by Pride for its benefit in connection with such investigation, whether such fees or expenses are incurred or invoiced prior to or after the Distribution Time; and, provided further, however, that Liabilities, costs and expenses related to the appointment of a compliance monitor or consultant or any similar remedy for the Seahawk Group will not be counted toward or subject to the FCPA Limit and will be a Seahawk Liability regardless of whether such appointment is related or attributable to Pride’s, Seahawk’s and their respective Subsidiaries’ operations in Mexico.
For the avoidance of doubt, Seahawk and Pride acknowledge and agree that Seahawk Liabilities shall include any Liabilities related to, or arising from or in connection with, the loss of the Pride Wyoming mat-supported jackup rig in 2008 to the extent not covered by Pride’s insurance policies (including any deductibles, premium payments for removal of wreckage claims or retention amounts). Also for the avoidance of doubt, Liabilities that are Seahawk Liabilities pursuant to the definition set forth in 1.87(i)-(vii) above shall not be excluded from the definition of Seahawk Liabilities simply because such Seahawk Liabilities are attributable to, relate to, arose out of or resulted from operations or Assets no longer owned by Pride, Seahawk or their respective Subsidiaries as of the Distribution Time (e.g., previously sold, disposed or lost operations or Assets).
     1.88 Seahawk Marks. “Seahawk Marks” means trade names, registered and unregistered trade marks, service marks, domain names and e-mail addresses including the term “Seahawk” or any derivatives thereof or any terms of a confusingly similar nature, and all goodwill embodied in the foregoing, excluding the Pride Marks.
     1.89 Seahawk Pro Forma Balance Sheet. “Seahawk Pro Forma Balance Sheet” means the unaudited combined pro forma, as adjusted balance sheet of the Seahawk Group as of [___], 2009 included in the Information Statement.

     1.90 Seahawk Transition Services Agreement. “Seahawk Transition Services Agreement” means the Transition Services Agreement dated the date hereof between Pride, as service provider, and Seahawk, as service recipient.
     1.91 Securities Act. “Securities Act” means the Securities Act of 1933, as amended.
     1.92 Separation. “Separation” means:
     (i) the transfer to the Seahawk Group of all of the Pride Group’s right, title and interest in any Seahawk Assets that are contained in the Pride Group and the assumption by the Seahawk Group of any Seahawk Liabilities that are contained in the Pride Group;
     (ii) the transfer to the Pride Group of all of the Seahawk Group’s right, title and interest in any Pride Assets that are contained in the Seahawk Group and the assumption by the Pride Group of any Pride Liabilities that are contained in the Seahawk Group;
     (iii) the issuance by Seahawk to Pride of a number of shares of Seahawk Common Stock such that the number of shares of Seahawk Common Stock issued and outstanding immediately before the Distribution Time will equal the product of (i) the Distribution Multiple and (ii) the number of shares of Pride Common Stock outstanding as of the Record Date, which Seahawk Common Stock owned by Pride will constitute all of the issued and outstanding common stock of Seahawk; and
     (iv) the settling of intercompany accounts and related Liabilities and other matters between Pride or any other member of the Pride Group, on the one hand, and Seahawk or any other member of the Seahawk Group, on the other hand, as set forth on Schedule 1.92.
The transactions contemplated by the Separation will be accomplished in part as provided herein and in the Omnibus Agreement.
     1.93 Subsidiary. A “Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
     1.94 Surety Instruments. “Surety Instruments” has the meaning set forth in Section 6.7.
     1.95 Taxes. “Taxes” has the meaning set forth in the Tax Sharing Agreement.

     1.96 Tax Returns. “Tax Returns” has the meaning set forth in the Tax Sharing Agreement.
     1.97 Tax Sharing Agreement. “Tax Sharing Agreement” means the Tax Sharing Agreement dated the date hereof between Pride and Seahawk.
     1.98 Third Party Claim. “Third Party Claim” has the meaning set forth in Section 3.7(a).
     1.99 Wyoming Claim. “Wyoming Claim” means any Third Party Claim relating to the loss or wreckage of the Pride Wyoming that is, or is reasonably expected to be, covered solely by Pride’s (and not Seahawk’s) insurance policies.
     1.100 Wyoming Removal Project. “Wyoming Removal Project” has the meaning set forth in Section 6.13(a).
ARTICLE II
SEPARATION AND RELATED TRANSACTIONS
     2.1 The Separation. Each of Pride and Seahawk will use commercially reasonable efforts to take, or cause to be taken, any actions, including the transfer of Assets and the assumption of Liabilities, necessary to effect the Separation on or prior to the Distribution Date. Seahawk and its Subsidiaries shall faithfully perform and fulfill all of the Seahawk Liabilities in accordance with their respective terms. As of and after the Distribution Time, Seahawk and its Subsidiaries shall be responsible for all Seahawk Liabilities, regardless of when or where such Seahawk Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Seahawk Liabilities are asserted or determined or whether asserted or determined prior to, at or after the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of statute or Law, fraud or misrepresentation, breach of contract or other theory, by any member of the Pride Group or the Seahawk Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates (it being understood that nothing in this sentence is intended to or shall be deemed to expand the definition of Seahawk Liabilities). Subject to Section 3.8(e), each of Pride and Seahawk agrees on behalf of itself and its Subsidiaries that the provisions of the Tax Sharing Agreement shall exclusively govern the allocation of Assets and Liabilities related to Taxes.
     2.2 Rights Plan, Charter and Bylaws. Immediately prior to the Distribution Time, Seahawk shall enter into the Rights Agreement. Effective as of the Distribution Time, the Restated Certificate of Incorporation and Bylaws of Seahawk shall be substantially in the forms of Schedule 2.2(a) and Schedule 2.2(b), respectively, with such changes therein as may be agreed to in writing by Pride.
     2.3 Intellectual Property.
          (a) Seahawk, for itself and as representative of all other members of the Seahawk Group, hereby assigns to Pride all right, title and interest, held by Seahawk or any member of the Seahawk Group, in and to any Pride Intellectual Property, including any and all Pride Marks. Pride, for itself and as representative of all other members of the Pride Group, hereby assigns to Seahawk all right, title and interest, held by Pride or any member of the Pride Group, in and to any Seahawk Intellectual Property, including any and all Seahawk Marks.
          (b) Seahawk, for itself and as representative of all other members of the Seahawk Group, hereby grants to Pride a non-exclusive, royalty-free, worldwide license to use the Seahawk Intellectual Property previously used in connection with the Pride Business; provided, however, the foregoing license shall not extend to Seahawk Intellectual Property licensed by Seahawk or any member of the Seahawk Group from a third party if and to the extent the licensing of same to Pride would constitute a breach of agreement with such third party or result in any expense to Seahawk or any member of the Seahawk Group. Pride, for itself and as representative of all other members of the Pride Group, hereby grants to Seahawk a non-exclusive, royalty-free, worldwide license to use the Pride Intellectual Property previously used in connection with the Seahawk Business; provided, however, the foregoing license shall not extend to Pride Intellectual Property licensed by Pride or any member of the Pride Group from a third party if and to the extent the licensing of same to Seahawk would constitute a breach of agreement with such third party or result in any expense to Pride or any member of the Pride Group. The foregoing licenses shall be assignable only to the extent the licensee transfers to a third party all of the assets to which such Seahawk Intellectual Property or Pride Intellectual Property, as applicable, relates. The foregoing licenses shall be sublicenseable to the extent the licensee transfers to a third party only a portion of the assets to which such Seahawk Intellectual Property or Pride Intellectual Property, as applicable, relates. Any such sublicenses shall grant the right to use the Seahawk Intellectual Property or Pride Intellectual Property, as applicable, only in connection with the acquired assets.
          (c) Seahawk agrees and acknowledges that (i) as of the date of this Agreement, as between the Pride Group and Seahawk Group, all right, title and interest in and to any and all Pride Marks shall be the sole and exclusive property of the Pride Group and (ii) except as otherwise provided in Section 2.3(d), the Seahawk Group shall cease and discontinue all use of the Pride Marks as of the date of this Agreement. Pride agrees and acknowledges that (x) as of the date of this Agreement, as between the Pride Group and Seahawk Group, all right, title and interest in and to any and all Seahawk Marks shall be the sole and exclusive property of the Seahawk Group and (y) the Pride Group shall cease and discontinue all use of the Seahawk Marks as of the date of this Agreement.
          (d) Seahawk shall have the right to use the Pride Marks in connection with the operation of the Seahawk Business for a limited period of 180 days following the Distribution Date. After such 180-day period, Seahawk shall discontinue all use of the Pride Marks, including any use on stationery or letterhead and any use on other Seahawk Assets (including the rigs specified in clause (i) of the definition thereof). All of Seahawk’s use of the Pride Marks shall inure to the benefit of Pride. Seahawk agrees to use the Pride Marks in accordance with such quality standards established by Pride and communicated to Seahawk, it being understood that the products and services used in association with the Pride Marks immediately before the Distribution Date are of a quality that is acceptable to Pride and justifies the license granted herein. Except as set forth in this Section 2.3(d), it is expressly agreed that Seahawk is not obtaining any right, title or interest in the Pride Marks. Seahawk will not contest the ownership, validity or enforceability of the Pride Marks, and nothing in this Section 2.3(d) shall be construed to limit Pride’s ability to use the Pride Marks following the Distribution Date. Pride will not contest the ownership, validity or enforceability of the Seahawk Marks.
          (e) Nothing contained in this Section 2.3 shall be construed as (i) a warranty or representation by the Pride Group as to the validity or scope of the Seahawk Intellectual Property; (ii) a warranty or representation that the Seahawk Business will not infringe the intellectual property rights of a third party; (iii) a warranty or representation that the Seahawk Intellectual Property constitutes all intellectual property the Seahawk Group may need for the conduct of the Seahawk Business; (iv) an agreement to defend any member of the Seahawk Group against actions or suits of any nature brought by any third parties regarding the Seahawk Intellectual Property or the intellectual property rights of such third party; (v) a warranty or representation by the Seahawk Group as to the validity or scope of the Pride Intellectual Property; (vi) a warranty or representation that the Pride Business will not infringe the intellectual property rights of a third party; (vii) a warranty or representation that the Pride Intellectual Property constitutes all intellectual property the Pride Group may need for the conduct of the Pride Business; or (viii) an agreement to defend any member of the Pride Group against actions or suits of any nature brought by any third parties regarding the Pride Intellectual Property or the intellectual property rights of such third party.
     2.4 Instruments of Transfer and Assumption. Pride and Seahawk agree that (a) transfers of Assets required to be transferred by this Agreement shall be effected by delivery by the transferring entity to the transferee of (i) with respect to those Assets that constitute stock, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt, (ii) with respect to any real property interest or any improvements thereon, a general warranty deed with general warranty of limited application limiting recourse and remedies to title insurance and warranties by predecessors in title and (iii) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to Pride and Seahawk, as shall be necessary to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (b) to the extent necessary, the assumption of the Liabilities contemplated pursuant to Section 2.1 shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to Pride and Seahawk, as shall be necessary for the assumption by the transferee of such Liabilities. Pride and Seahawk agree that, to the extent that the documents described in clause (a)(i), (ii) and (iii) and clause (b) have not previously been delivered in connection with any Prior Transfers, the documents relating to such Prior Transfers shall be delivered by the appropriate party or Subsidiary thereof. Each party hereto also agrees to deliver to the other party hereto such other documents, instruments and writings as may be reasonably requested by the other party in connection with the transactions contemplated hereby or by Prior Transfers. Notwithstanding any other provisions of this Agreement to the contrary, (x) THE TRANSFERS AND ASSUMPTIONS REFERRED TO IN THIS ARTICLE II (INCLUDING PRIOR TRANSFERS) HAVE BEEN, OR WILL BE, MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE (A) AS TO THE VALUE OR FREEDOM FROM ENCUMBRANCE OF, ANY ASSETS, (B) AS TO ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR (C) AS TO THE LEGAL

SUFFICIENCY TO CONVEY TITLE TO ANY ASSETS, and (y) the instruments of transfer or assumption referred to in this Section 2.4 shall not include any representations and warranties other than as specifically provided herein. Pride and Seahawk hereby acknowledge and agree that ALL ASSETS TRANSFERRED PURSUANT TO THIS ARTICLE II AND ALL ASSETS INCLUDED IN PRIOR TRANSFERS ARE BEING OR WERE TRANSFERRED “AS IS, WHERE IS.” To the extent that the instruments of transfer and assumption with respect to any Prior Transfers are inconsistent with this Section 2.4, the Seahawk Group and the Pride Group agree that the inconsistent provisions of such instruments are hereby amended and superseded by the provisions of this Section 2.4. To the extent reasonably requested by a member of either Group, each party will, or will cause its Subsidiaries to, execute any documents necessary to evidence such amendment.
     2.5 No Representations or Warranties. Except as expressly set forth in this Agreement or in an Ancillary Agreement, Seahawk and Pride understand and agree that no member of the Pride Group is representing or warranting to Seahawk or any member of the Seahawk Group in any way as to the Seahawk Business, the Seahawk Assets or the Seahawk Liabilities; and, no member of the Seahawk Group is representing or warranting to Pride or any member of the Pride Group in any way as to the Pride Business, the Pride Assets or the Pride Liabilities.
     2.6 Agreements. Prior to the Distribution Time, Pride and Seahawk shall execute and deliver (or shall cause their appropriate Subsidiaries to execute and deliver, as applicable) the agreements between them designated as follows:
     (i) the Pride Transition Services Agreement,
     (ii) the Seahawk Transition Services Agreement,
     (iii) the Employee Matters Agreement,
     (iv) the Tax Sharing Agreement,
     (v) the Omnibus Agreement,
     (vi) the Property Subleases,
     (vii) the Pride Tennessee and Pride Wisconsin Agreements, and
     (viii) such other written agreements, documents or instruments as the parties may agree are necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement
(collectively, the “Ancillary Agreements”).
     2.7 Transfers Not Effected Prior to the Distribution Date. To the extent that any transfers contemplated by this Article II shall not have been consummated as of the Distribution, the parties shall cooperate to effect such transfers as promptly following the Distribution as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of law cannot be transferred or assumed; provided, that the Seahawk Group and the Pride Group shall cooperate and use their respective commercially reasonable efforts to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II and shall, even in the absence of necessary consents or approvals, transfer the equitable ownership of Assets when such a transfer is permitted. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated effective as of the time of the Distribution, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. Without limiting any other duty of a party holding any Asset in trust for the use and benefit of the party entitled thereto, such party shall take all reasonable actions that it deems necessary to preserve the value of that Asset. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Subject to the foregoing, the parties agree that, as of the Distribution Time (or such earlier time as any such Asset may have been acquired or Liability assumed), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.
ARTICLE III
MUTUAL RELEASES; INDEMNIFICATION
     3.1 Release of Pre-Closing Claims.
          (a) Except as provided in Section 3.1(c), effective as of the Distribution Date, Seahawk does hereby, for itself and each other member of the Seahawk Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Seahawk Group (in each case, in their respective capacities as such), remise, release and forever discharge Pride, each member of the Pride Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Pride Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Seahawk and each other member of the Seahawk Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the

Distribution Date, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation and the Distribution.
          (b) Except as provided in Section 3.1(c), effective as of the Distribution Date, Pride does hereby, for itself and each other member of the Pride Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Pride Group (in each case, in their respective capacities as such), remise, release and forever discharge Seahawk, each member of the Seahawk Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Seahawk Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Pride and each other member of the Pride Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement Prior Transfers, the Separation and the Distribution.
          (c) Nothing contained in Section 3.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Nothing contained in Section 3.1(a) or (b) shall release any Person from:
     (i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of either Group under, this Agreement, any Ancillary Agreement or any other Contract among any members of the Pride Group and the Seahawk Group;
     (ii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of the Ancillary Agreements; or
     (iii) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Indemnitee with respect to such Liability.
          (d) Seahawk shall not make, and shall not permit any member of the Seahawk Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Pride or any member of the Pride Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). Pride shall not make, and shall not permit any member of the Pride Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Seahawk or any member of the Seahawk Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).
          (e) It is the intent of each of Pride and Seahawk by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Seahawk or any member of the Seahawk Group, on the one hand, and Pride or any member of the Pride Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 3.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
     3.2 Termination of Intercompany Agreements. Without limiting the generality of Section 3.1(e) and subject to the terms of Section 3.1 and Schedule 1.92, each of the parties hereto agrees that, except for this Agreement and the Ancillary Agreements (including any amounts owed with respect to such agreements), all Intercompany Agreements and all other intercompany arrangements and course of dealings whether or not in writing and whether or not binding or in effect immediately prior to the Distribution Time shall terminate immediately prior to the Distribution Time unless the parties thereto otherwise agree in writing after the date of this Agreement.
     3.3 Indemnification by Seahawk. Except as provided in Sections 3.5 and 3.6, Seahawk shall, and in the case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the Seahawk Group to, indemnify, defend and hold harmless Pride, each member of the Pride Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Pride Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Pride Indemnitees”) from and against any and all Losses of the Pride Indemnitees relating to, arising out of or resulting from any of the following (without duplication):
          (a) the failure of Seahawk or any other member of the Seahawk Group or any other Person to pay, perform or otherwise promptly discharge any Seahawk Liabilities in accordance with their respective terms, whether prior to or after the Distribution Date;
          (b) any Seahawk Liability;
          (c) any breach by Seahawk or any member of the Seahawk Group of this Agreement or any of the Ancillary Agreements; and
          (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the

Registration Statement or the Information Statement (other than Information regarding Pride provided by Pride in writing to Seahawk for inclusion in the Registration Statement or the Information Statement).
As used in this Section 3.3, “Appropriate Member of the Seahawk Group” means the member or members of the Seahawk Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.
     3.4 Indemnification by Pride. Except as provided in Sections 3.5 and 3.6, Pride shall, and in case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the Pride Group to, indemnify, defend and hold harmless Seahawk, each member of the Seahawk Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Seahawk Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Seahawk Indemnitees”) from and against any and all Losses of the Seahawk Indemnitees relating to, arising out of or resulting from any of the following (without duplication):
          (a) the failure of Pride or any other member of the Pride Group or any other Person to pay, perform or otherwise promptly discharge any Pride Liabilities in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;
          (b) any Pride Liability;
          (c) any breach by Pride or any member of the Pride Group of this Agreement or any of the Ancillary Agreements; and
          (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information regarding Pride provided by Pride in writing to Seahawk for inclusion in the Registration Statement or the Information Statement.
As used in this Section 3.4, “Appropriate Member of the Pride Group” means the member or members of the Pride Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.
     3.5 Indemnification Obligations Net of Insurance Proceeds.
          (a) The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any proceeds of insurance policies to which the Indemnitee is entitled with respect to any Indemnifiable Loss if such Indemnifiable Loss is attributable to events that occurred prior to the Distribution Date. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article III and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that subject to Section 6.5 hereof, nothing in this sentence shall be deemed to require a party to make available books and records, communications, documents or items which (i) in such party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if Seahawk and Pride cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.
          (b) An insurer who would otherwise be obligated to pay any claims shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.
     3.6 Indemnification Obligations Net of Taxes. The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the indemnity payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a taxing authority. For purposes of this Section 3.6, the value of such tax benefit shall be an amount equal to the product of (x)

the amount of any present or future deduction allowable to the Indemnitee by the Code, or other applicable Law, as a result of the underlying Loss and (y) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. To the extent permitted by Law, the parties will treat any indemnity payment as a capital contribution made by Pride to Seahawk or as a distribution made by Seahawk to Pride, as the case may be, on the date recited above on which the parties entered into the Agreement.
     3.7 Procedures for Indemnification of Third Party Claims.
          (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Pride Group or the Seahawk Group of any claims or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.3 or 3.4, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall promptly give such Indemnifying Party written notice thereof. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.7(a) shall not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
          (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.7(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. The failure to give such notice of election within the 30-day period shall be deemed a rejection of the opportunity to assume responsibility. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim (or in the case where Pride, as the Indemnitee or on behalf of a member of the Pride Group as the Indemnitee, elects to defend a Third Party Claim pursuant to paragraph (c)(i) or (c)(ii), after notice from Pride to the Indemnifying Party), such non-defending party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the expense of such non-defending party.
          (c) Notwithstanding anything to the contrary in Section 3.7(b), but subject to the last sentence of this paragraph (c), Pride, in its sole discretion, upon written notice delivered at any point during the pendency of a Third Party Claim (which notice shall include Pride’s basis for electing to defend such Third Party Claim and whether or not Pride has specified, and continues to assert, any reservations or exceptions with respect to such Third Party Claim), may elect to defend or assume the defense of, and/or to settle or compromise (or to seek to settle or compromise or to reject any proposed settlement or compromise), any Third Party Claim or series of related Third Party Claims:

     (i) that relate in any way to the Seahawk Business or the Seahawk Liabilities if (x) Pride or one of its Subsidiaries’ ability to conduct its business could be impaired in any materially adverse manner as a result of any injunctive relief sought or (y) an adverse resolution of such Third Party Claim (or series of related Third Party Claims) presents in Pride’s Good Faith Judgment a reasonable risk of having a material adverse effect on the business, operations, financial condition, results of operations or prospects of Pride and its Subsidiaries, taken as a whole, in which case (A) Pride or one of its Subsidiaries shall pay all costs and expenses incurred in connection with the defense of such Third Party Claim if Pride or one of its Subsidiaries is the Indemnifying Party with respect to such Third Party Claim or (B) such costs and expenses shall be included in Pride’s or one of its Subsidiaries’ Losses if Seahawk or one of its Subsidiaries is the Indemnifying Party with respect to such Third Party Claim; or
     (ii) with respect to which both parties hereto, or Seahawk and one or more of its Subsidiaries, or Pride and one or more of its Subsidiaries may be Indemnifying Parties, and to which paragraph (i) above does not apply and as to which, in Pride’s Good Faith Judgment the portion of the aggregate Liability that is the responsibility of Pride and any of its Subsidiaries (after taking into account indemnification obligations hereunder) equals or exceeds the portion of such Liability that is the responsibility of Seahawk and any of its Subsidiaries.
Subject to the last sentence of this paragraph (c), Pride shall have the right to settle or compromise (or the right to approve or reject any proposed settlement or compromise) any Third Party Claim with respect to which notice is given pursuant to the preceding sentence even if it does not elect to defend or assume the defense of such Third Party Claim. Following delivery of any such notice, regardless of whether Pride elects to defend or assume the defense of the Third Party Claim, (x) Seahawk shall provide Pride with copies of all pleadings, briefs, correspondence and other documents related to the Third Party Claim, and shall provide Pride an opportunity to review, discuss, comment on and approve any such documents prepared by Seahawk or its counsel prior to their submission, (y) Pride shall have the right to participate in any discussions regarding strategy or planning with respect to such Third Party Claim, and (z) Pride shall be entitled to approve the retention of any expert witnesses or consultants with respect to such Third Party Claim; provided, however, that subject to Section 6.5 hereof, nothing in this Section 3.7(c) shall be deemed to require Seahawk to make available to Pride or its advisors any Privileged Information of Seahawk unrelated to the dispute with the third party forming the basis of the applicable Third Party Claim or not otherwise reasonably necessary or advisable for the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, all rights and obligations provided by or imposed under this Section 3.7(c) shall terminate, and this Section 3.7(c) shall be of no further force or effect, if (A) a Pride Change of Control has occurred and (B) the General Counsel of Pride is not the General Counsel of Pride in office as of the Distribution Date or a successor General Counsel appointed by the Chief Executive Officer of Pride in office as of the Distribution Date.

          (d) A party’s right to defend any Third Party Claim pursuant to Section 3.7(b) or (c) includes the right (after consultation with the other party following at least five Business Days’ written notice thereof) to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle or consent to the entry of judgment or determination of liability concerning any Third Party Claim without prior written approval by the Indemnitee (which may not be unreasonably withheld) if the terms or conditions of such compromise, settlement or consent would, in the reasonable judgment of the Indemnitee, have a material adverse financial impact or a material adverse effect upon the ongoing operations of the Indemnitee. Notwithstanding any other provision of this Section 3.7, unless otherwise specifically agreed to by the parties in writing (which agreement may not be unreasonably withheld), no party shall enter into any compromise or settlement or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the third party of a release of both the Indemnitee and the Indemnifying Party from all further liability concerning such Third Party Claim.
          (e) If the party having the right to elect to defend a particular Third Party Claim pursuant to Section 3.7(b) or (c) elects, or is deemed to have elected, not to defend a particular Third Party Claim, the other party may defend such Third Party Claim without any prejudice to its rights to indemnification from the Indemnifying Party pursuant to this Article III. In such case, such other party shall have the right to compromise, settle or consent to the entry of any judgment with respect to such Third Party Claim as provided in Section 3.7(d) without the consent of the Indemnifying Party.
          (f) The Indemnifying Party shall bear all costs and expenses of defending any Third Party Claim; provided, however, that (A) if both parties may be Indemnifying Parties with respect to such Third Party Claim but only one party is defending such Third Party Claim, the non-defending party shall reimburse the defending party promptly upon demand by the defending party for the non-defending party’s proportionate share, allocated based on each party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defending party’s defense of such Third Party Claim, and (B) if both parties may be Indemnifying Parties with respect to such Third Party Claim and both parties are defending such Third Party Claim, the parties shall effect such reimbursements necessary so that each party bears its proportionate share, allocated based on each party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defense of such Third Party Claim.
          (g) The non-defending or co-defending party shall make available to the other party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the other party with respect to such defense; provided, however, that subject to Sections 3.7(c) and 6.5 hereof, nothing in this subparagraph (g) shall be deemed to require a party to make available books and records, communications, documents or items which (i) in such party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if Seahawk and Pride cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.
          (h) With respect to any Third Party Claim in which both parties are, or reasonably may be expected to be, named as parties, or that otherwise implicates both parties to a material degree, the parties shall reasonably cooperate with respect to such Third Party Claim and maintain a joint defense in a manner that will preserve applicable privileges.
          (i) Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, all amounts required to be paid by the Indemnifying Party pursuant to this Article III with respect to such claim as determined by such final judgment, determination, settlement or compromise.
     3.8 Direct Claims; Additional Matters.
          (a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Any such notice shall describe the claim in reasonable detail. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.
          (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee in respect of any rights, defenses or claims of such Indemnitee relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party as may reasonably be required in connection with the prosecution of any subrogated right, defense or claim, and its reasonable out-of-pocket costs and expenses in connection therewith shall be reimbursed by the Indemnifying Party.
          (c) In the event of an Action in which the Indemnitee is a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to cause the Indemnitee not to remain a named defendant, if reasonably practicable.
          (d) THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE ANCILLARY AGREEMENTS MAY INCLUDE RELEASE FROM LIABILITIES AND INDEMNIFICATION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, AN INDEMNITEE’S OWN NEGLIGENCE OR STRICT LIABILITY.

          (e) Notwithstanding anything herein to the contrary, the parties acknowledge and agree that indemnification for Losses (including Taxes) incurred as a result of any breach of the Tax Sharing Agreement shall be governed by this Article III.
     3.9 Contribution. If the indemnification provided for in this Article III is unavailable to an Indemnitee in respect of any Losses for which indemnification is provided for herein, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Seahawk and each other member of the Seahawk Group, on the one hand, and Pride and each other member of the Pride Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Loss relating to matters covered by Section 3.3(d) or 3.4(d) or otherwise relating to misstatements or omissions under securities or antifraud laws, the relative fault of a member of the Seahawk Group, on the one hand, and of a member of the Pride Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to a member of the Seahawk Group or a member of the Pride Group and, with respect to information relating to the Pride Group, whether such information was supplied by Pride.
     3.10 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article V, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
     3.11 Survival of Indemnities. The rights and obligations of each of Pride and Seahawk and their respective Indemnitees under this Article III shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.
ARTICLE IV
THE DISTRIBUTION
     4.1 Delivery to Distribution Agent. Subject to Section 4.3, on or prior to the Distribution Date Pride will deliver to BNY Mellon Shareowner Services, as distribution agent (the “Distribution Agent”), for the benefit of holders of record of Pride Common Stock at the close of business on the Record Date (the “Record Holders”) a stock certificate representing (or authorize the related book-entry transfer of) all outstanding shares of Seahawk Common Stock and will order the Distribution Agent to effect the Distribution at the Distribution Time in the manner set forth in Section 4.2.
     4.2 Mechanics of the Distribution.
          (a) On the Distribution Date, Pride will direct the Distribution Agent to distribute, at the Distribution Time, to each Record Holder a number of shares of Seahawk Common Stock equal to the number of shares of Pride Common Stock held by such Record Holder multiplied by the Distribution Multiple; except that the Distribution Agent will not issue any fractional shares of Seahawk Common Stock and will distribute cash in lieu of fractional shares as provided in Section 4.2(b). All of the shares of Seahawk Common Stock so issued will be validly issued, fully paid and non-assessable. The Distribution will be effective as of the Distribution Time.
          (b) Pride will direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Seahawk Common Stock allocable to each Record Holder entitled to receive Seahawk Common Stock in the Distribution and to promptly aggregate all the fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise, at the then-prevailing trading prices, and to cause to be distributed to each Record Holder, in lieu of any fractional share, each Record Holder’s ratable share of the proceeds of the sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to the sale.
          (c) Any Seahawk Common Stock or cash in lieu of fractional shares with respect to Seahawk Common Stock that remains unclaimed by any Record Holder on the first anniversary of the Distribution Date will be delivered to Seahawk. Seahawk will hold the Seahawk Common Stock or cash for the account of the Record Holder and any Record Holder will look only to Seahawk for the Seahawk Common Stock or cash, if any, in lieu of fractional shares, subject in each case to applicable escheat or other abandoned property Laws.
          (d) Seahawk shall mail or cause to be mailed to the Record Holders, on or prior to the Distribution Date, the Information Statement.
     4.3 Conditions Precedent to Consummation of the Separation and the Distribution. Neither the Separation, the Distribution nor the related transactions set forth in this Agreement or in any of the Ancillary Agreements will become effective unless the following conditions have been satisfied or waived by Pride, in its sole and absolute discretion, at or before the Distribution Time:
          (a) the private letter ruling from the Internal Revenue Service dated [___], 2009 and any supplemental rulings received before the date of this Agreement will continue to be in effect;
          (b)  Pride will have received an opinion from Baker Botts L.L.P. (which opinion will rely upon the effectiveness of any private letter ruling received from the IRS), dated the Distribution Date, in form and substance acceptable to Pride substantially to the effect that, for U.S. federal income tax purposes, (i) the Distribution and certain transactions to be effected in connection with the Separation qualify under Sections 355 and/or 368(a) of the Code, and (ii) the Distribution and such transactions will qualify for tax-free treatment to Pride and to Seahawk;
          (c) the Separation and the Distribution will not violate or result in a breach of any Law or any material agreement;
          (d) the Registration Statement will have become effective;

          (e) the actions and filings necessary or appropriate under applicable federal or state securities laws and state blue sky laws in connection with the Distribution will have been taken;
          (f) NASDAQ will have approved Seahawk’s Common Stock for listing, subject to official notice of issuance;
          (g) the Ancillary Agreements will have been executed and delivered by each of the parties thereto and no party will be in material breach of any Ancillary Agreement;
          (h) all Consents required to be received or made before the Distribution may take place will have been received or made and be in full force and effect, and this Agreement and the Ancillary Agreements will not have been terminated and will not violate, conflict with or result in a breach (with or without the passage of time) of any Law or any material agreements of Pride;
          (i) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect preventing, or materially limiting the benefits of, the Separation or the Distribution; and
          (j) the Separation and the Distribution will not violate, conflict with or result in a breach (with or without the passage of time) of the terms of any debt agreement of Pride, including the Pride Credit Facility and the Pride Senior Note Indenture.
          Each of the conditions set forth in this Section 4.3 is for the benefit of Pride, and Pride may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by Pride concerning the satisfaction or waiver of any or all of the conditions in this Section 4.3 will be conclusive and binding on the parties. The satisfaction of the conditions will not create any obligation on the part of Pride to Seahawk or any other Person to effect the Separation or the Distribution or in any way limit Pride’s right to terminate as set forth in Section 7.4 or alter the consequences of any termination from those specified in Section 7.4.
ARTICLE V
ARBITRATION; DISPUTE RESOLUTION
     5.1 General. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for negotiation and binding arbitration set forth in this Article V shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement or any Ancillary Agreement, the alleged breach thereof, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof) (a “Dispute”). Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article V shall be the sole and exclusive remedy in connection with any Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except (i) as expressly provided in Section 5.7(b), (ii) as provided for under the Arbitration Act, and (iii) as required by applicable Law. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any Dispute set forth in this Section 5.1.
     5.2 Negotiation.
          (a) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or, if one does not exist, the President or Chief Executive Officer, of each party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within five days of the Escalation Notice.
          (b) The parties may, by mutual consent, select a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the parties involved in the Dispute, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 5.3.
     5.3 Demand for Arbitration.
          (a) Any Dispute that has not been resolved within 20 days after the delivery of an Escalation Notice shall be resolved by final and binding arbitration pursuant to the then current Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (“AAA”). At any time 20 days after the delivery of an Escalation Notice, any party involved in the Dispute (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such Dispute (an “Arbitration Demand Notice”). In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related Dispute with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 5.2, is a prerequisite to a demand for arbitration under this Section 5.3. In the event that any party delivers an Arbitration Demand Notice with respect to any Dispute that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such Disputes shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.
          (b) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until one year after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”). In the case of a Third Party Claim, the Applicable Deadline shall be one year after the date on which the Pride Group or Seahawk Group, as the case may be, receives notice or otherwise learns of the assertion of the claim against it. Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a Dispute is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such Dispute will be barred, and any right to bring any Action with respect to, or otherwise to pursue, any such barred Dispute is hereby irrevocably waived. Subject to Sections 5.7(d) and 5.8, upon delivery of an Arbitration Demand Notice pursuant to Section 5.3(a) prior to the Applicable Deadline, the Dispute shall be decided by arbitrators in accordance with the rules set forth in this Article V. This Section 5.3(b) shall not be deemed to extend any notice period set forth in Section 3.7.
     5.4 Arbitrators.
          (a) The party delivering the Arbitration Demand Notice shall, within five days of the date of such notice, notify the AAA and the other parties in writing describing in reasonable detail the nature of the Dispute. The parties shall cause the AAA to select, within 20 days of the date of the Arbitration Demand Notice, three arbitrators from the members of a panel of arbitrators of the AAA, each of whom shall be disinterested with respect to each of the parties and shall be experienced in complex commercial arbitration. In the event that any arbitrator is unable to serve, his or her replacement will be selected in the same manner described above. The extent, if any, to which testimony previously given shall be repeated or as to which any replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the arbitrators. The vote of two of the three arbitrators shall be required for any decision under this Article V.
          (b) The arbitrators will set a time for the hearing of the matter, which will commence no later than 180 days (or the soonest Business Day thereafter) after the date of appointment of the arbitrators pursuant to paragraph (a) above, and which hearing will be no longer than 15 days (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 20 days). The arbitrators shall use their best efforts to reach a final decision and render the same in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.
          (c) The place of any arbitration hereunder will be Houston, Texas, unless otherwise agreed by the parties.

     5.5 Hearings. Within the time period specified in Section 5.4(b), the matter shall be presented to the arbitrators at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrators or both the parties. Live direct and cross-examination will be permitted upon request of any party. The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the Dispute. The arbitrators may, in their discretion, set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant or of low probative nature. The decision of the arbitrators will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum, subject to any maximum amount permitted by applicable Law. To the extent that the provisions of this Agreement and the AAA Rules conflict, the provisions of this Agreement shall govern.
     5.6 Discovery and Certain Other Matters.
          (a) Any party involved in a Dispute subject to this Article V may request limited document production from the other party or parties of specific and expressly relevant documents. Any such discovery shall be conducted expeditiously and shall not cause the hearing provided for in Section 5.5 to be adjourned except upon consent of all parties involved in the applicable Dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Within 20 days of the filing of an Arbitration Demand Notice, the party demanding arbitration will identify all persons with knowledge of facts relevant to its claims with a short description of each person’s knowledge; and within 20 days of the filing of its response to the Arbitration Demand Notice, the party responding will identify all persons with knowledge of facts relevant to its claims or defenses with a short description of each person’s knowledge. Without leave from the tribunal, each party may depose up to seven witnesses, with the reasonable expenses of the witness incurred in connection therewith paid by the party requesting the deposition. Unless otherwise expressly agreed to by the parties, all of the claimants in an arbitration shall, collectively, be limited to 20 hours of interrogation of deponents with no more than four hours being expended on any one witness; all of the respondents in an arbitration shall, collectively, be limited to 20 hours of interrogation of deponents with no more than four hours being expended on any one witness. Interrogatories or other forms of discovery (other than the document production and depositions set forth above) shall not occur except by consent of the parties involved in the applicable Dispute. Disputes concerning the scope of document production or depositions and enforcement of the document production or deposition requests will be determined by written agreement of the parties involved in the applicable Dispute or, failing such agreement, will be referred to the arbitrators for resolution. All discovery requests will be subject to the parties’ rights to claim any applicable privilege. The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by Law).
          (b) The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement; provided that the arbitrators shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the Dispute would have absent these arbitration provisions or (ii) any right or power to award punitive, consequential or treble damages (provided that this clause (ii) shall not limit the award of damages for any Losses). It is the intention of the parties that in rendering a decision the arbitrators should give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable Law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award).
          (c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the controversy upon evidence produced by the appearing party.
          (d) Arbitration costs and attorney’s fees and other costs and expenses of the prevailing party (including the costs of witnesses) in a Dispute arbitrated pursuant to this Article V may be awarded against the non-prevailing party at the discretion of the arbitrators.
     5.7 Certain Additional Matters.
          (a) Any arbitration award shall be an award with a holding in favor of or against a party and shall include findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Any award shall not be vacated or appealed except on the bases of (i) the award being procured by fraud or corruption, (ii) an arbitrator being partial or corrupt, (iii) the arbitrators wrongfully refusing to postpone a hearing or hear evidence, or (iv) the arbitrators exceeding the scope of the power granted to them in this agreement.
          (b) Regardless of whether an Escalation Notice has been delivered, at any time prior to the time at which arbitrators are appointed pursuant to Section 5.4, any party may seek one or more temporary restraining orders or other injunctive relief in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order or other injunctive relief shall be deemed a waiver of the right or obligation to arbitrate as set forth herein, and the arbitrators may dissolve, continue or modify any such order after their appointment. Any such temporary restraining order or other injunctive relief shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrators.
          (c) Except as required by Law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of discussions, negotiations, mediation or arbitration under this Article V in confidence in accordance with the provisions of Section 6.11 and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.
          5.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such Dispute.
          5.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article V, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal Law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 7.3.
ARTICLE VI
COVENANTS AND OTHER MATTERS
     6.1 Other Agreements. In addition to the specific agreements, documents and instruments annexed to this Agreement, Pride and Seahawk agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be reasonably requested by either party and necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.
     6.2 Further Instruments. At the request of Seahawk or Pride and without further consideration, the other party will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the requesting party and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting party and its Subsidiaries and confirm the requesting party’s and its Subsidiaries’ title to all of the Assets, rights and other things of value contemplated to be transferred to the requesting party and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, any documents referred to therein and any Prior Transfers, to put the requesting party and its Subsidiaries in actual possession and operating control thereof and to permit the requesting party and its Subsidiaries to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of Seahawk or Pride and without further consideration, the other party will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the requesting party and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting party may reasonably deem necessary or desirable in order to have the other party fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by such party under this Agreement, any Ancillary Agreement, any document in connection herewith or the Prior Transfers and to relieve the Seahawk Group or the Pride Group, as applicable, of any Liability or obligation with respect thereto and evidence the same to third parties. Neither Pride nor Seahawk shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby or by the Prior Transfers.
     6.3 Provision of Books and Records.
          As soon as practicable after the Distribution Date, subject to the provisions of this Section 6.3, Pride shall use commercially reasonable efforts to deliver or cause to be delivered to Seahawk all Seahawk Books and Records in the possession of the Pride Group, and Seahawk shall use commercially reasonable efforts to deliver or cause to be delivered to Pride all Pride Books and Records in the possession of the Seahawk Group. The foregoing shall be limited by the following:
          (a) To the extent any document can be subdivided without unreasonable effort or cost into two portions, one of which constitutes a Seahawk Book and Record and the other of which constitutes a Pride Book and Record, such document shall be so subdivided and the appropriate portions shall be delivered to the parties.
          (b) Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 6.11 Information contained in such books and records.
          (c) Without limiting the generality of the first paragraph of this Section 6.3, for a period beginning on the Distribution Date and continuing in perpetuity, if either Pride or Seahawk identifies any Pride Books and Records then in the possession of a member of the Seahawk Group or any Seahawk Books and Records then in the possession of a member of the Pride Group, as applicable, Pride or Seahawk, as the case may be, shall or shall cause any such Pride Books and Records or Seahawk Books and Records to be conveyed, assigned, transferred and delivered to the entity identified by Seahawk or Pride, as the case may be, as the appropriate transferee.
          (d) Each party may refuse to furnish any Information if so doing, in such party’s Good Faith Judgment, could result in a waiver of any Privilege with respect to a third party even if Seahawk and Pride cooperated to protect such Privilege as contemplated by this Agreement.
          (e) Neither party shall be required to deliver to the other books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other party, such party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.
     6.4 Agreement For Exchange of Information.
          (a) From and after the Distribution Date, each of Pride and Seahawk agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements, requests or Laws imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any pending or threatened judicial, regulatory, arbitration, mediation or other proceeding or investigation or in order to satisfy audit requirements (whether in connection with audits conducted by independent accounting firms, internal audits, or audits conducted by third parties entitled to do so by Contract, including customers and vendors), or in connection with accounting, claims, regulatory, litigation or other similar requirements, except in the case of a dispute subject to this Article VI brought by one party against the other party (which shall be governed by such discovery rules as may be applicable under Article VI or otherwise), (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or any Contract with a third party that is not an Affiliate, employee or agent of the requesting party, or (iv) for any other significant business need as mutually determined in good faith by the parties; provided, however, that in the event that any party determines that any such provision of Information is reasonably likely to be commercially detrimental or violate any Law or agreement, the parties shall take reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
          (b) Any Information owned by a party that is provided to a requesting party pursuant to this Section 6.4 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
          (c) The party requesting the Information under this Section 6.4 will reimburse the other party for the reasonable out-of-pocket costs of creating, gathering and copying the Information.
          (d) Except as otherwise agreed in writing, or as otherwise provided in any Ancillary Agreement, each party will use commercially reasonable efforts to retain in accordance with such party’s record retention policies in effect from time to time (which will comply with all applicable Laws) all significant Information in the party’s possession or under its control relating to the business, Assets or Liabilities of the other party’s Group, and, before destroying or disposing of any Information relating to the business, Assets or Liabilities of the other party’s Group, (i) the party proposing to dispose of or destroy the Information will use commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of and (ii) if, before the scheduled date for the destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to the other party, the party proposing to dispose of or destroy the Information will promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.
          (e) Except as otherwise provided for herein or in any Ancillary Agreement, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 6.4 is found to be inaccurate (including by misstatement or omission), in the absence of willful misconduct by the party providing such Information.

          (f) The rights and obligations granted under this Section 6.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.
          (g) Each party hereto shall, except in the case of a dispute subject to Article V brought by one party against another party (which shall be governed by such discovery rules as may be applicable under Article V or otherwise), use commercially reasonable efforts to make available to each other party, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of such party’s Group for fact finding, consultation and interviews and as witnesses to the extent such Persons may reasonably be required in connection with any Actions (other than Actions in which both Pride or any of its Subsidiaries, on the one hand, and Seahawk or any of its Subsidiaries, on the other hand, as the case may be, are parties and may reasonably be adverse to one another in such Action) in which the requesting party may from time to time be involved relating to the conduct of the Seahawk Business or the Pride Business and (ii) any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any judicial proceeding or other proceeding in which the requesting party may from time to time be involved, regardless of whether such judicial proceeding or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.
     6.5 Preservation of Legal Privileges.
          (a) Pride and Seahawk recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). Each party recognizes that it shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain and use for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest. Pride and Seahawk agree that their respective rights and obligations to maintain, preserve, assert or waive any or all Privileges belonging to either party with respect to the Seahawk Business or the Pride Business shall be governed by the provisions of this Section 6.5. With respect to matters relating to the Pride Business, Pride shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Seahawk shall take no action (or permit any of its Subsidiaries to take action) without the prior written consent of Pride that could, in Pride’s Good Faith Judgment, result in any waiver of any Privilege that could be asserted by Pride or any of its Subsidiaries under applicable Law and this Agreement. With respect to matters relating to the Seahawk Business, Seahawk shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Pride shall take no action (or permit any of its Subsidiaries to take action) without the prior written consent of Seahawk that could, in Seahawk’s Good Faith Judgment, result in any waiver of any Privilege that could be asserted by Seahawk or any of its Subsidiaries under applicable Law and this Agreement. The rights and obligations created by this Section 6.5 shall apply to all Information as to which Pride or Seahawk or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Separation and Distribution (“Privileged Information”). Privileged Information of Pride includes (i) any and all Privileged Information existing prior to the Distribution regarding the Pride Business but which after the Distribution is in the possession of Seahawk or any of its Subsidiaries; (ii) all communications subject to a Privilege occurring prior to the Distribution between counsel for Pride or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of Seahawk) and any person who, at the time of the communication, was an employee of Pride or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of Seahawk or any of its Subsidiaries; and (iii) all Privileged Information generated, received or arising after the Distribution that refers or relates to Privileged Information generated, received or arising prior to the Distribution. Privileged Information of Seahawk includes (i) any and all Privileged Information generated prior to the Distribution regarding the Seahawk Business but which after the Distribution is in the possession of Pride or any of its Subsidiaries; (ii) all communications subject to a Privilege occurring prior to the Distribution between counsel for Seahawk or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of Pride or its Subsidiaries) and any person who, at the time of the communication, was an employee of Seahawk or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of Pride or any of its Subsidiaries; and (iii) all Privileged Information generated, received or arising after the Distribution that refers or relates to Privileged Information generated, received or arising prior to the Distribution.
          (b) Upon receipt by Pride or Seahawk, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Pride or Seahawk, as the case may be, obtains knowledge that any current or former employee of Pride or Seahawk, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Pride or Seahawk, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 6.5 or otherwise to prevent the production or disclosure of Privileged Information. Pride or Seahawk, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 6.5 unless (A) the other has provided its express written consent to such production or disclosure, or (B) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
          (c) Pride’s transfer of Seahawk Books and Records and other Information to Seahawk, Pride’s agreement to permit Seahawk to obtain Information existing prior to the Distribution, Seahawk’s transfer of Pride Books and Records and other Information and Seahawk’s agreement to permit Pride to obtain Information existing prior to the Distribution are made in reliance on Pride’s and Seahawk’s respective agreements, as set forth in Section 6.11 and this Section 6.5, to maintain the confidentiality of such Privileged Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Pride or Seahawk, as the case may be. The access to Privileged Information being granted pursuant to Section 6.3 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.4(g) hereof and the disclosure to Seahawk and Pride of Privileged Information relating to the Seahawk Business or the Pride Business pursuant to this Agreement in connection with the Separation and Distribution shall not be asserted by Pride or Seahawk to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.5 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Pride and Seahawk in, or the obligations imposed upon Pride and Seahawk by, this Section 6.5.
     6.6 Payment of Expenses. Except as otherwise provided in this Agreement or in any Ancillary Agreement, each party will bear its own expenses in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.
     6.7 Surety Instruments. On or after the Distribution Date, if any letters of credit, financial or surety bonds issued by third parties or other similar financial instruments issued by third parties (collectively, “Surety Instruments”) for the account of Seahawk or any of its Subsidiaries issued on behalf of or for the benefit of the Pride Business are outstanding, or if any Surety Instruments for the account of Pride or any of its Subsidiaries issued on behalf of or for the benefit of the Seahawk Business are outstanding, the party benefiting from the Surety Instruments shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to replace such Surety Instruments as promptly as practicable with Surety Instruments that (x) are issued for its own account or the account of any of its Subsidiaries (or any combination thereof), (y) are acceptable to the beneficiary or beneficiaries thereof and (z) neither impose any Liabilities, directly or indirectly, on the party not benefiting therefrom or any of its Subsidiaries nor encumber or otherwise restrict, directly or indirectly, any Assets of such party or any of its Subsidiaries. Following the Distribution Date, (i) the party benefiting from any such unreplaced Surety Instruments shall indemnify and hold harmless the other party’s Group for any Losses arising from or relating to such unreplaced Surety Instruments as set forth in Section 3.3 or 3.4, as applicable, and shall pay to the other party the fees set forth on Schedule 6.7 with respect to such Surety Instruments at the intervals specified therein, and (ii) the party benefiting from such Surety Instruments shall not, and shall not permit any of its Subsidiaries to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which the other party or any of its Subsidiaries has issued, or caused to be issued, any Surety Instruments which remain outstanding. The parties hereto agree that neither party nor any of its respective Subsidiaries will have any obligation to renew any Surety Instruments issued on behalf of a member of the other party’s Group after the expiration of any such Surety Instruments, provided that nothing in this Section 6.7 shall prevent a party from renewing any Surety Instrument.
     6.8 Guarantee Obligations.
          (a) Pride and Seahawk shall cooperate and Seahawk shall use its commercially reasonable efforts to terminate, or to cause Seahawk, one of its Subsidiaries, or one of its Affiliates (other than, if applicable, Pride or any of its Subsidiaries) to be substituted in all respects for Pride and any of its Subsidiaries in respect of, all obligations of Pride or any of its Subsidiaries under any loan, financing, lease, Contract or other obligation (other than Surety Instruments governed by Section 6.7) in existence as of the Distribution Date pertaining to the Seahawk Business for which Pride or any of its Subsidiaries is or may be liable as guarantor (“Pride Guarantees”). If such a termination or substitution is not effected by the Distribution

Date, (i) Seahawk shall indemnify and hold harmless the Pride Group for any Losses arising from or relating to Pride Guarantees and shall pay to Pride the fees set forth on Schedule 6.8(a) with respect to such Pride Guarantees at the intervals specified therein, and (ii) neither Pride nor any of its Subsidiaries will have any obligation to renew any Pride Guarantees after the expiration of such Pride Guarantees. To the extent that Pride or any of its Subsidiaries have performance obligations under any Pride Guarantee, Seahawk will use its commercially reasonable efforts to (i) perform such obligations on behalf of Pride and its Subsidiaries or (ii) otherwise take such action as reasonably requested by Pride so as to put Pride and its Subsidiaries in the same position as if Seahawk, and not Pride and its Subsidiaries, had performed or were performing such obligations.
          (b) Pride and Seahawk shall cooperate and Pride shall use its commercially reasonable efforts to terminate, or to cause Pride, one of its Subsidiaries, or one of its Affiliates (other than, if applicable, Seahawk or any of its Subsidiaries) to be substituted in all respects for Seahawk and any of its Subsidiaries in respect of, all obligations of Seahawk or any of its Subsidiaries under any loan, financing, lease, Contract or other obligation (other than Surety Instruments governed by Section 6.7) in existence as of the Distribution Date pertaining to the Pride Business for which Seahawk or any of its Subsidiaries is or may be liable as guarantor (“Seahawk Guarantees”). If such a termination or substitution is not effected by the Distribution Date, (i) Pride shall indemnify and hold harmless the Seahawk Group for any Losses arising from or relating to Seahawk Guarantees and shall pay to Seahawk the fees set forth on Schedule 6.8(b) with respect to such Seahawk Guarantees at the intervals specified therein, and (ii) neither Seahawk nor any of its Subsidiaries will have any obligation to renew any Seahawk Guarantees after the expiration of such Seahawk Guarantees. To the extent that Seahawk or any of its Subsidiaries have performance obligations under any Seahawk Guarantee, Pride will use its commercially its reasonable efforts to (i) perform such obligations on behalf of Seahawk and its Subsidiaries or (ii) otherwise take such action as reasonably requested by Seahawk so as to put Seahawk and its Subsidiaries in the same position as if Pride, and not Seahawk and its Subsidiaries, had performed or were performing such obligations.
     6.9 Certain Non-Competition Provisions.
          (a) As an essential consideration for the obligations of Pride under this Agreement, including obligations in connection with any Prior Transfers and the Separation, and in contemplation of the disposition by Pride of shares of Seahawk Common Stock in the Distribution, Seahawk hereby agrees that until the third anniversary of the Distribution Date, Seahawk shall not, and it shall cause its Affiliates not to, own, charter, lease, manage or operate any rig with a water depth rating of more than 500 feet (“Restricted Rigs”). The foregoing restriction shall not apply to or otherwise prohibit the acquisition of any Person, business or division thereof, whether by stock transaction, asset transaction, merger or otherwise, as long as (i) any Restricted Rigs so acquired (the “Acquired Restricted Rigs”) do not account for the production of more than 25% of the total revenues of the acquired Person, business or division thereof for the most recent four completed fiscal quarters (on an actual basis unless any acquisitions have been consummated by such acquired Person, business or division during such four-quarter period, in which case the calculation shall be made on a pro forma basis), and (ii) within nine months of the date of acquisition, Seahawk divests (subject to paragraph (b) below) each Acquired Restricted Rig.

          (b) Before Seahawk may divest any Acquired Restricted Rig pursuant to paragraph (a) above to a purchaser who has made a binding definitive offer to purchase such Acquired Restricted Rig, Seahawk shall first notify Pride of the identity of the proposed purchaser and provide a description of the Acquired Restricted Rig and the price and terms of the binding definitive offer, and copies of all relevant documentation for the proposed sale. Pride shall thereupon have the right (but not the obligation) to purchase the Acquired Restricted Rig at the purchase price and on the terms of sale offered by the proposed purchaser; provided, that if any portion of the consideration proposed to be paid by the proposed purchaser shall be noncash, Pride shall have the right at its option to pay the fair market value in cash of such noncash consideration. Pride may exercise its right to purchase an Acquired Restricted Rig by giving notice to Seahawk within 30 days following receipt of the notice from Seahawk, and the sale pursuant to such exercise shall be consummated within 60 days of Pride’s giving of such notice of exercise. If Pride does not exercise its right to purchase an Acquired Restricted Rig within the time periods set forth above, Seahawk shall be permitted, for a period of 60 days after the expiration of the time period in which Pride could exercise its purchase right, to transfer the Acquired Restricted Rig to the proposed purchaser at the same price and on the same terms as set forth in the notice of intended sale. If, at the end of such 60-day period, the Acquired Restricted Rig has not been transferred, Seahawk shall be required to repeat the procedure outlined in this paragraph before the Acquired Restricted Rig may be transferred.
          (c) It is the intention of each of the parties hereto that if any of the restrictions or covenants contained in this Section 6.9 is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under such Law. Seahawk acknowledges that any breach of the terms, conditions or covenants set forth in this Section 6.9 shall be competitively unfair and may cause irreparable damage to Pride because of the special, unique, unusual and extraordinary character of Pride’s business, and Pride’s recovery of damages at law will not be an adequate remedy. Accordingly, each of the parties hereto agrees that for any breach of the terms, covenants or agreements of this Section 6.9, a restraining order or an injunction or both may be issued against such person, in addition to any other rights or remedies Pride may have.
     6.10 Nonsolicitation of Employees. After the Distribution Date until the first anniversary thereof, Seahawk shall not, and shall cause its Affiliates and any employment agencies acting on its behalf not to, solicit, recruit or hire, without Pride’s express written consent, any Persons who are employed by any member of the Pride Group immediately after the Distribution Date. Notwithstanding the foregoing, this prohibition on solicitation, recruitment and hiring does not apply to actions taken solely as a result of an employee’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation.

     6.11 Confidentiality.
          (a) Pride and Seahawk shall hold and shall cause the members of the Pride Group and the Seahawk Group, respectively, to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information (as defined herein); provided, that the parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, Pride or Seahawk, as the case may be, will be responsible, (ii) to the extent any member of the Pride Group or the Seahawk Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law or (iii) to a prospective purchaser of all or substantially all of the business and Assets of Seahawk, provided that such prospective purchaser executes a written agreement with Pride (which agreement shall be fully and directly enforceable by Pride) in which such party agrees to be bound in perpetuity by the terms of this Section 6.11. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Pride or Seahawk, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential Information is required to be disclosed shall or shall cause the other party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 6.11, “Confidential Information” shall mean all proprietary, technical or operational information, data or material of one party which, prior to or following the Distribution Date, has been disclosed by Pride or members of the Pride Group, on the one hand, or Seahawk or members of the Seahawk Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 6.4 hereof or any other provision of this Agreement or by virtue of employees of the Pride Group becoming employees of the Seahawk Group as a result of the transactions contemplated hereby (except to the extent that such Information can be shown to have been (a) in the public domain through no fault of such party (or, in the case of Pride, any other member of the Pride Group or, in the case of Seahawk, any other member of the Seahawk Group) or (b) later lawfully acquired from other sources by the party (or, in the case of Pride, such member of the Pride Group or, in the case of Seahawk, such member of the Seahawk Group) to which it was furnished; provided, however, in the case of (b) that such sources did not provide such Information in breach of any confidentiality obligations).
          (b) Notwithstanding anything to the contrary set forth herein, (i) Pride and the other members of the Pride Group, on the one hand, and Seahawk and the other members of the Seahawk Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Pride or any other member of the Pride Group, or Seahawk or any other members of the Seahawk Group, on the one hand, and any employee of Pride or any other member of the Pride Group, or Seahawk or any other members of the Seahawk Group, on the other hand, shall remain in full force and effect. Confidential Information of Pride or any other member of the Pride Group, on the one hand, or Seahawk or any other member of the Seahawk Group, on the other hand, in the possession of and used by the other as of the Distribution Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the Pride Business or the Seahawk Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.11(a). Such continued right to use may not be transferred to any third party unless the third party purchases all or substantially all of the business and Assets of Seahawk, or any Asset in which the relevant Confidential Information is used or employed, in one transaction or in a series of related transactions, provided that such prospective purchaser executes a written agreement with Pride (which agreement shall be fully and directly enforceable by Pride) in which such party agrees to be bound in perpetuity by the terms of this Section 6.11.
     6.12 Insurance.
          (a) The parties intend by this Agreement that, to the extent permitted under the terms of any applicable policy, Seahawk, each other member of the Seahawk Group and each of their respective directors, officers and employees will be successors in interest and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Distribution Date (with respect to events occurring before the Distribution Date) as a Subsidiary, Affiliate, division, director, officer or employee of Pride before the Distribution Date under any policy of insurance issued to Pride or any member of the Pride Group by any third-party insurance carrier not affiliated with Pride or under any agreements related to such policies executed and delivered before the Distribution Date, including any rights that Seahawk, any other member of the Seahawk Group or any of its or their respective directors, officers, or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Distribution Date (with respect to events occurring before the Distribution Date). At the request of Seahawk, Pride shall use commercially reasonable efforts to effect the foregoing.
          (b) After the Distribution Date, Pride (and each other member of the Pride Group) and Seahawk (and each other member of the Seahawk Group) shall not, without the consent of Seahawk or Pride, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy or agreement if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other party with respect to insurance coverage otherwise afforded to such other party for pre-Distribution claims; provided, however, that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability or (C) require any member of any Group to renew, extend or continue any policy in force. Subject to Section 6.5, each of Pride and Seahawk will share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

          (c) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.
          (d) No member of the Pride Group or any Pride Indemnitee will have any Liabilities whatsoever as a result of the insurance policies and practices of Pride or any other member of the Pride Group as in effect at any time before the Distribution Date, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.
          (e) Except to the extent otherwise provided in Section 6.12(b), in no event will Pride, any other member of the Pride Group or any Pride Indemnitee have any liability or obligation whatsoever to any member of the Seahawk Group if any insurance policy or other contract of insurance is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the Seahawk Group for any reason whatsoever or is not renewed or extended beyond the current expiration date.
          (f) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and will not be construed to waive any right or remedy of any members of the Pride Group in respect of any insurance policy or any other contract or policy of insurance.
          (g) Nothing in this Agreement will be deemed to restrict any member of the Seahawk Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.
          (h) To the extent that any insurance policy provided for the reinstatement of policy limits, and both Pride and Seahawk desire to reinstate such limits, the cost of reinstatement will be shared by Pride and Seahawk as the parties may agree. If either party, in its sole discretion, determines that such reinstatement would not be beneficial, that party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.
          (i) For purposes of this Agreement, “Covered Matter” shall mean any matter, whether arising before or after the Distribution Time, with respect to which any member of the Seahawk Group or any of their respective directors, officers and employees may seek to exercise any right under any Pride policy of insurance or related agreement pursuant to this Section 6.12. If Seahawk receives notice or otherwise learns of any Covered Matter, Seahawk shall promptly give Pride written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. Seahawk shall provide Pride copies of all significant pleadings, correspondence, rulings and reports relating to any Covered Matter promptly after submission or receipt, as applicable. Seahawk shall not settle or seek settlement authority from any Pride insurance underwriter for an amount equal to or exceeding $250,000 with respect to any Covered Matter without the prior consent of Pride, which consent shall not be unreasonably withheld.

     6.13 Pride Wyoming.
          (a) Pride and Seahawk shall cause all fees, costs and expenses of third party vendors working on the removal of the wreckage of the Pride Wyoming (the “Wyoming Removal Project”) to be billed directly to Pride. No later than the fifth Business Day of each month, Pride shall forward to Seahawk copies of all invoices received by Pride during the previous month in connection with the Wyoming Removal Project. No later than five Business Days after Seahawk’s receipt of such invoices, Seahawk shall advise Pride in writing of the amount of charges specified therein that Seahawk requests Pride to pay subject to the terms of this Section 6.13(a), and Pride shall pay the charges so specified directly to the third party vendor. If Seahawk does not request Pride to pay all or any portion of the charges set forth in the invoices, Seahawk shall remit to Pride (within five Business Days after Seahawk’s receipt of such invoices) the aggregate amount not requested to be paid and Pride shall remit such amount to the applicable third party vendor(s). Pride shall transmit to Seahawk a monthly statement of the aggregate unreimbursed amounts paid by Pride to third party vendors pursuant to this Section 6.13(a) and accrued but unpaid interest thereon (as determined at any particular time, the “Outstanding Balance”). Seahawk may elect to pay all or any portion of the Outstanding Balance within 30 days of receipt of the statement. Interest will accrue on the Outstanding Balance (as determined at the beginning of each calendar month) at eight percent (8%) per annum (compounded monthly). Pride shall be entitled to retain any insurance proceeds in respect of the Wyoming Removal Project until the Outstanding Balance has been reimbursed in full from such proceeds or by Seahawk. Within five Business Days following the final determination and payment of the insurers’ liability under Pride’s insurance policies with respect to costs incurred in connection with the Wyoming Removal Project, Pride shall deliver to Seahawk a closing statement specifying the Outstanding Balance, and Seahawk shall pay to Pride the full Outstanding Balance set forth on such closing statement within 30 days of receipt thereof. Pride shall thereafter have no further obligations to advance expenses pursuant to this paragraph (a). At no time shall Pride have an obligation to bear or advance any expense with respect to any Third Party Claim relating to the loss or wreckage of the Pride Wyoming.
          (b) The parties acknowledge and agree that Pride’s compliance with the provisions of this Section 6.13 shall not prejudice in any respect its rights to indemnification from Seahawk pursuant to Article III. Seahawk expressly acknowledges that it is fully liable for all Liabilities related to, or arising from or in connection with, the loss of the Pride Wyoming to the extent not covered by Pride’s insurance policies (including any deductibles, premium payments for removal of wreckage claims or retention amounts), notwithstanding Pride’s agreement to incur expenses until reimbursement or final settlement pursuant to this Section 6.13.
          (c) All claims submissions to, and other correspondence (other than daily progress reports) with, insurance underwriters with respect to the Wyoming Removal Project will be controlled by Pride. No claim in respect of the Wyoming Removal Project will be submitted to insurance underwriters without Pride’s consent, and Pride shall have the right to settle or compromise (or the right to approve or reject any proposed settlement or compromise)

any claim or dispute with insurance underwriters with respect to any claim arising from the Wyoming Removal Project. In addition, Seahawk shall provide Pride with copies of all daily reports to underwriters related to the Wyoming Removal Project promptly as they are provided to underwriters. Pride shall have the right to participate in any discussions regarding planning or progress with respect to the Wyoming Removal Project. Pride shall have the right to approve the removal of wreckage plan and budget for the Wyoming Removal Project (and no such plan or budget shall be used without such approval), and Seahawk shall not change or deviate from such plan or budget in any material respect without the prior written consent of Pride. Notwithstanding anything to the contrary set forth herein, all rights and obligations provided by or imposed under this Section 6.13(c) shall terminate and this Section 6.13(c) shall be of no further force or effect upon the final determination and payment of the insurers’ liability under Pride’s insurance policies with respect to costs incurred in connection with the Wyoming Removal Project.
          (d) If Seahawk receives notice or otherwise learns of any Wyoming Claim, Seahawk shall promptly give Pride written notice thereof. Any such notice shall describe the Wyoming Claim in reasonable detail. Notwithstanding anything in this Agreement to the contrary, Pride, in its sole discretion, upon written notice delivered at any point during the pendency of a Wyoming Claim, may elect to control, and/or to settle or compromise (or to seek to settle or compromise or to reject any proposed settlement or compromise), any Wyoming Claim (whether arising prior to or after the Distribution Time), including pending Wyoming Claims currently being handled by Seahawk. Pride shall have the right to settle or compromise (or the right to approve or reject any proposed settlement or compromise) any Wyoming Claim pursuant to this paragraph even if it does not elect to control such matter; provided, however, that such settlement or compromise shall be commercially reasonable to the business interests of Seahawk. Regardless of whether Pride elects to control the applicable Wyoming Claim, (x) Seahawk shall provide Pride with copies of all correspondence, pleadings, claims submissions or other documents related to the matter, and shall provide Pride an opportunity to review, discuss, comment on and approve any such documents prepared by Seahawk or its counsel prior to their submission, (y) Pride shall have the right to participate in any discussions regarding strategy or planning with respect to such Wyoming Claim, and (z) Pride shall be entitled to approve the retention of any expert witnesses or consultants with respect to such Wyoming Claim. Each member of the Seahawk Group shall cooperate with Pride in connection with any such Wyoming Claim to the full extent contemplated in Section 6.4(g) at Seahawk’s sole cost and expense.

     6.14 Pride Tennessee and Pride Wisconsin. Seahawk shall, upon Pride’s written request, use commercially reasonable efforts to extend, renew or replace any agreements, or enter into new agreements, with the customer for the Pride Tennessee and Pride Wisconsin rigs and to continue to provide, and to cause the other members of the Seahawk Group to provide, the services contemplated to be provided by any member of the Seahawk Group in the Pride Tennessee and Pride Wisconsin Agreements on the terms specified therein for the full term of any such agreement as extended, renewed or replaced or any such new agreement.
ARTICLE VII
MISCELLANEOUS
     7.1 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE PRIDE GROUP OR THE SEAHAWK GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE PRIDE GROUP OR THE SEAHAWK GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.
     7.2 Entire Agreement. This Agreement, the Ancillary Agreements and the Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.
     7.3 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.
     7.4 Termination. This Agreement and all Ancillary Agreements may be terminated at any time prior to the Distribution Date by and in the sole discretion of Pride without the approval of Seahawk. In the event of termination pursuant to this Section, neither party shall have any Liability of any kind to the other party.
     7.5 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.
     7.6 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement binding on Seahawk and Pride.
     7.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto.
     7.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and is not intended to confer upon any other Person except the parties hereto and their respective Subsidiaries any rights or remedies hereunder.
     7.9 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     7.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     7.11 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.
     7.12 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements to be executed and delivered on or prior to the Distribution Date, and (d) this Agreement and such Ancillary Agreements are legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     7.13 Construction. This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by Seahawk and Pride and no rule of construction or strict interpretation shall be applied against either party. The parties represent that this Agreement is entered into with full consideration of any and all rights which the parties may have. The parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The parties have received independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The parties are not relying upon any representations or statements made by any other party, or such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly incorporated in this Agreement. The parties are not relying upon a legal duty, if one exists, on the part of any other party (or such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party shall ever assert any failure to disclose information on the part of the other party as a ground for challenging this Agreement.
     7.14 Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule, but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or a Section of, or a Schedule to, this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
     7.15 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement executed in connection herewith, the provisions of such other agreement shall prevail.
[INTENTIONALLY LEFT BLANK]

          WHEREFORE, the parties have signed this Master Separation Agreement effective as of the date first set forth above.

PRIDE INTERNATIONAL, INC.
By:
Name:
Title:

SEAHAWK DRILLING, INC.
By:
Name:
Title:

Schedule 1.92

Intercompany Accounts, Related Liabilities and Other Matters
A. The parties will use the methodologies and principles in this schedule in settling inter-company accounts, related Liabilities and other matters addressed below, in each case on a combined basis for Seahawk and each member of the Seahawk Group.
B. Pride will take, and will cause Seahawk to take, actions deemed necessary or advisable by Pride to cause Seahawk’s balance sheet immediately following the Distribution Time to reflect as nearly as practicable the Seahawk Assets and the Seahawk Liabilities required to be included on the balance sheet following consistent application of generally accepted accounting principles with those applied to the Seahawk Pro Forma Balance Sheet (the “Accounting Principles”). All intercompany balances required to be reflected on a pro forma, as adjusted balance sheet of Seahawk as of May 31, 2009 prepared in accordance with the Accounting Principles consistently applied (the “Opening Balance Sheet”) will be eliminated and cease to be payable; provided, that all inter-company balances arising after May 31, 2009 shall remain in effect and be payable as soon as practicable.
C. From June 1, 2009 until the Distribution Date, the previously-existing spending approval processes and authority limits between Pride and the Seahawk Business, whereby Pride’s prior written consent is required for any expenditure over $1.0 million, will remain in effect. Seahawk will not make any expenditure with respect to which Pride would have such an approval right without obtaining the required approval.
D. The parties acknowledge and agree that Actual Working Capital as of May 31, 2009 as reflected on the Opening Balance Sheet was $[___], which amount is [less] [greater] than the Targeted Working Capital. Accordingly, at or prior to the Distribution Time, [Pride] [Seahawk] will make a cash [contribution] [distribution] to [Seahawk] [Pride] of $[___], the difference between the Actual Working Capital and the Targeted Working Capital. The term “Actual Working Capital” means total current assets less total current liabilities, each as reflected on the Opening Balance Sheet. The term “Targeted Working Capital” means $85 million.
E. Notwithstanding anything to the contrary set forth in this Schedule or Section 6.6 of this Agreement, inter-company balances arising after May 31, 2009, to the extent the costs or services giving rise to the balances are contemplated under the Pride Transition Services Agreement, the Seahawk Transition Services Agreement or Section 6.13 of this Agreement, shall be calculated in accordance with the pricing methodologies provided therefor in the Pride Transition Services Agreement, the Seahawk Transition Services Agreement or Section 6.13 of this Agreement, as applicable, and not in accordance with Pride’s intercompany allocation methodologies. Charges for costs or services not contemplated under the Pride Transition Services Agreement, the Seahawk Transition Services Agreement or Section 6.13 of this Agreement will be mutually agreed by Pride and Seahawk. The parties acknowledge and agree that the following transaction costs will not be allocated to Seahawk, and will be paid by Pride: (i) fees and expenses of Goldman Sachs, Baker Botts L.L.P., KPMG LLP, Houlihan Lokey and Bowne & Co., Inc. and (ii) upfront fees associated with Seahawk’s anticipated working capital credit facility.